Exhibit 7.02
SECURED TERM / LIBOR PRICING
Not to be used for Consumer Transactions
Credit Agreement
December 20, 2007
Eustaquio Tomas de Nicolas Gutierrez and/or
Jose Ignacio de Nicolas Gutierrez and/or
Gerardo de Nicolas Gutierrez and/or
Julian de Nicolas Gutierrez and/or
Ana Luz de Nicolas Gutierrez and/or
Juan Carlos Torres Cisneros
Ladies and Gentlemen:
          We are pleased to advise you that we have agreed to make a time loan (the “Loan”) to you up to Sixty Six Million United States Dollars ($66,000,000) (the “Credit Limit”), but not to exceed the Loanable Value of the Eligible Assets included in the Collateral (as such terms are defined below), at any time. Under the terms of this letter agreement (this “Credit Agreement”), Citibank, N.A. (the “Lender”) shall make one Advance to you in the amount of the Credit Limit. As a condition precedent to this Advance, in addition to having received the Collateral, the lender is to have received a cash deposit from you in the amount of US$5,000,000.00 which is to be deposited in an interest bearing account with the Lender, pledged to the Lender, and is to serve as collateral for Loan interest payments owed and unpaid (the “Interest Reserve Account”).
          Terms capitalized and used herein which are not otherwise defined herein shall have the meanings given them in the Note referred to below.
          The Interest Reserve Account will be used by the Lender to pay for Loan interest owed and unpaid. If, in the event that the Lender must debit the Interest Reserve Account for interest owed and unpaid, you must replenish the Interest Reserve Account, within 30 days, in an amount such that the Interest Reserve Account balance again equals US$5,000,000. Failure to replenish the Interest Reserve Account, as described, would be an event of default under this Credit Agreement, the Time Note and any other related Loan documentation.
          The Loan will be in the form of Single Advance to you pursuant to your request.
          The Loan will be evidenced by a Time Note in the form provided to you with this Credit Agreement executed by you (as amended, restated, substituted, modified and supplemented from time to time, the “Note”), with the Advance accruing interest payable, in arrears, at the times set forth in the Note and at a rate per annum equal to .49 percent (.49%) plus the LIBOR Rate. The LIBOR Rate Advance shall be made on notice received by the Lender not later than 12:00 noon (New York City time) three (or such fewer number as the Lender may permit in its sole discretion) Business Days prior to the date of the requested Advance. The request shall be given by facsimile to:

Citibank, N.A.
Credit Services & Control
Attention: Marialis Hernandez
Facsimile: (718) 248-0407
(confirmed immediately in writing), using a notice of borrowing in the form of Exhibit A attached hereto (a “Notice of Borrowing”) that specifies the Business Day of the proposed Advance, the Interest Period therefor and the amount thereof, which, under the terms of this Credit Agreement, must equal $66,000,000, unless the undersigned shall otherwise agree.
          You understand and agree that, as more fully described hereinbelow, the Loan will be made available against the security of the investments which are “Eligible Assets” (defined below) held from time to time in Account No. 54350 (the “Account”) in the name of Ixe Banco SA Division Fiduciaria Por Cuenta Del Fideicomiso F/466 (the “Guarantor”) maintained with Acciones y Valores Banamex, S.A. de C.V. Casa de Bolsa, integrante del Grupo Financiero Banamex and other investment property which may from time to time be acceptable to us in our sole and absolute discretion (collectively, the “Collateral”).
          You further understand and agree that we will make the Loan available to you, based upon our determination, from time to time, in our sole and absolute discretion, of the “Loanable Value” of the Eligible Assets included in the Collateral which shall be a percentage of the fair market value of such Eligible Assets as the Lender shall determine from time to time (such “Loanable Values” as of the date hereof are specified on Exhibit B attached hereto, but may hereafter be modified by us at any time upon notice to you).
          “Eligible Assets” as used herein shall mean, collectively, assets which are acceptable to the Lender, in its sole and absolute discretion, 100% owned by the Person pledging such assets, in which the Lender shall have a first priority perfected security interest and unless otherwise approved by the Lender (a) with respect to equity collateral (e.g., common stock), meets the following criteria: (1) issuer market capitalization shall be at least US$500 million (or the Mexican peso equivalent); (2) pledged amount shall constitute i) for New York Stock Exchange traded equity, 3 days or less and ii) for Mexican Bolsa traded equity, 30 days or less, average trading volume for the last 6 months; (3) must have a share price of at least US$5 (or the Mexican peso equivalent); and (4) sale of the securities by the Lender may not be subject to any restriction; and (b) with respect to debt collateral (e.g., notes or bonds), meets the following criteria: (1) issue size must be US$300 million or more (or the Mexican peso equivalent); (2) pledged amount not more than $25 million or 2% of outstanding issue, whichever is less; (3) issue must be rated BBB- or higher by Standard & Poor’s Rating Service, a division of McGraw-Hill, Inc., Baa by Moody’s Investor Services, Inc., or other equivalent rating by a rating agency acceptable to the Lender; (4) sale of the securities by the Lender may not be subject to any restriction; and (5) the Loanable Value of notes or bonds issued by a single issuer shall not comprise, at any time, more than 25% of the aggregate Loanable Value of all Eligible Assets at such time.
          As conditions to the effectiveness of the Loan, the undersigned shall have received all of the following in form and substance satisfactory to the Lender, each duly executed by you and/or the applicable Obligors:
     1. Credit Agreement. One copy of this Credit Agreement;

     2. Note. The Time Note
     3. Prenda Bursatil. A Prenda Bursatil executed by Ixe Banco SA Division Fiduciaria Por Cuenta Del Fideicomiso F/466 (the “Pledge Agreement”);
     4. Secretary’s, Members’ or Trustee’s Certificate. Evidence of the power of the Guarantor to execute and deliver the required Pledge Agreement in contemplation of this transaction; and
     5. Other. Such other documents as we may reasonably request.
          It shall also be a condition precedent to our obligation to make the Advance or other extension of credit under the Loan that the representations and warranties as set forth herein, in the Pledge Agreement, and the Note are true as of the date that such Advance is made, no Event of Default or Default shall exist and the Lender shall have received all information necessary to identify you and each other Obligor, if any, as required under the USA Patriot Act of 2001, 31 U.S.C. Section 5318. In addition, the Lender shall have received, if required, for deposit into the Account or otherwise, a pledge of additional Eligible Assets, the Loanable Value of which, when aggregated with the aggregate Loanable Values of the Eligible Assets then subject to the Pledge Agreement, and after giving effect to such Advance, equals or exceeds the aggregate principal amount of the outstanding Advance under the Loan (the “Principal Balance”).
          Anything in this Credit Agreement to the contrary notwithstanding, we shall not make any Advance if doing so would cause the outstanding principal amount of the Advance to exceed the Credit Limit or the Principal Balance to exceed the aggregate amount of the Loanable Value of the Eligible Assets then subject to the Pledge Agreement.
          If at the close of business on any Business Day, the Principal Balance is equal to or greater than the aggregate amount of the “Top-Up Values” of the Eligible Assets at such time, but less than the aggregate amount of the “Sell-Out Values” of the Eligible Assets at such time, (such “Top-Up Values” and “Sell-Out Values” as of the date hereof are set forth on Exhibit B attached hereto but may be modified by us at any time hereafter by notice to you), then, prior to the close of business on the fifth Business Day thereafter (a “Top-Up Deadline”), you shall prepay the Principal Balance and/or pledge (or cause to be pledged) to us, additional marketable securities or other investment property acceptable to us in our sole and absolute discretion, the Loanable Value of which, when added to the Loanable Values of the Eligible Assets on the Business Day of such pledge, and taken together with any prepayment, is sufficient to cause the Principal Balance to be equal to or less than the aggregate amount of the Loanable Values for all Eligible Assets on such date. Should, at any time, the Principal Balance be equal to or greater than the aggregate amount of the Sell-Out Values of the Eligible Assets at such time, and notwithstanding that you may then be in the process of performing your obligations as set forth in the preceding sentence, you shall then, prior to the close of business on the second Business Day thereafter (a “Sell-Out Deadline,” together with the Top-Up Deadline, each a ‘“Deadline”) prepay the Obligations and/or pledge (or cause to be pledged) to us, additional Eligible Assets, the Loanable Values of which, when added to the amount of the Loanable Values of the Eligible Assets already subject to the Pledge Agreement on the Business Day of such pledge, and taken together with any prepayment, is sufficient to cause the Principal Balance to be equal to or less than the aggregate amount of the Loanable Values for all Eligible Assets on such date. If such payment or pledge is not made prior to any Deadline, we may, without notice to you, immediately sell or otherwise liquidate such portion of the Eligible Assets as we may choose in our sole and absolute discretion and as may be necessary to obtain cash in an amount sufficient to pay the Obligations in full. Although we may notify you or attempt to send you notice of any Deadline, our failure or inability to do so will not affect your obligations as provided in this paragraph to monitor the values of the Eligible Assets from time to time, whether or not owned by you, and insure that the Principal Balance always less than the aggregate Loanable Value for the Eligible Assets as of any Deadline.
          For purposes of this Credit Agreement, the “fair market value” of any of the Collateral at any given time shall mean the fair value of such property at such time, as reasonably determined by us from public information sources.
          Any notice desired or required to be given under this Credit Agreement shall be given in the manner and to the addresses provided in the Note.
          You agree that the Lender may at any time provide any information respecting you and your affairs which is contained in the Lender’s files (including, without limitation, confidential information furnished to the Lender by you or on your behalf) to any other Affiliate of Citigroup Inc. to the extent that the furnishing of such information is reasonably required incident to enforcement by the Lender of its rights under any of the Credit Documents.
          You hereby authorize the Lender to obtain credit reports on you from time to time until the Obligations are paid in full and the Lender has no further obligation to make Advances hereunder.
          You agree to indemnify the Lender, its Affiliates and its agents against (i) all loss or damage arising out of any action taken by the Lender, its Affiliates or its agents in connection with any extension of credit hereunder and under the Note (other than loss or damage resulting from the Lender’s, its Affiliates’ or its agents’ gross negligence, bad faith, or willful misconduct), and (ii) all costs and expenses (including reasonable attorneys’ fees, disbursements and costs) incurred in connection with the documentation, closing and any modification from time to time of the Loan and those incident to the collection of amounts owed by you under the Loan or the enforcement of the Lender’s rights hereunder and any document or instrument referred to herein or executed in connection herewith, and any legal proceedings relating hereto.
          You are not to assign or attempt to assign your rights under this Credit Agreement, the Loan or any documents or instruments executed in connection herewith or therewith.
          None of the terms of this Credit Agreement may be waived or amended except as the Lender may consent thereto in writing.
          Without limiting the right of the Lender to bring any action or proceeding against you or against your property arising out of or relating to any of your obligations under this Credit Agreement or any other Credit Document (an “Action”) in the courts of other jurisdictions, you hereby irrevocably agree that with respect to any Action, to submit to the jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan in New York City, and you hereby irrevocably agree that any Action may be heard and determined in such New York State court or in such Federal court. You hereby irrevocably waive, to the fullest extent you may effectively do so, the defense of an inconvenient forum to the maintenance of any Action in any such court. You hereby irrevocably agree that the summons and complaint or any other process in any Action in any jurisdiction may be served by first-class, registered, certified or overnight mail addressed to any address specified as a notice address for you hereunder or by hand delivery to an individual person of suitable age and discretion at any of such addresses. Such service will be complete on the date such process is so mailed or delivered. You may also be served in any other manner permitted by law.
          Except for the other Loan Documents, this Agreement constitutes the entire agreement between the Lender and the Borrower regarding the Loan, and all prior oral or written communications between the Borrower and the Lender shall be of no further effect or evidentiary value.
          This Credit Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements executed and to be performed wholly within the State of New York.
          YOU AND THE LENDER HEREBY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS CREDIT AGREEMENT OR ANY CREDIT EXTENDED HEREUNDER WHETHER IN CONTRACT, TORT OR ANY OTHER CAUSE OF ACTION WHATSOEVER.
[Signatures on the following page.]

          Please note that this Credit Agreement may be executed in separate counterparts each of which shall be an original and all of which, when taken together, shall constitute one and the same instrument. Delivery of any executed copy of this Credit Agreement by facsimile shall be equally as effective as delivery of a manually-executed original of this Credit Agreement. If you deliver an executed copy of this Credit Agreement by facsimile, you shall also deliver a manually-executed original, but any failure to do so shall not affect the validity, enforceability or binding effect of this Credit Agreement against you.
          Please acknowledge your acceptance of the terms and conditions of the Loan by signing and returning to us the enclosed copies of this Credit Agreement.

Sincerely yours,
Citibank, N.A.

By:	Catharine J. Pulver
Its:	Vice President

AGREED & ACCEPTED:

Date: December 20, 2007

Name:	Eustaquio Tomas de Nicolas Gutierrez	Name:	Jose Ignacio de Nicolas Gutierrez
Signature:		Signature:

Address:		Address:

Name:	Gerardo de Nicolas Gutierrez	Name:	Julian de Nicolas Gutierrez

Signature:		Signature:

Address:		Address:

Name:	Ana Luz de Nicolas Gutierrez	Name:	Juan Carlos Torres Cisneros
Signature:		Signature:

Address:		Address:

EXHIBIT A
NOTICE OF BORROWING
                                        , 2007

Attention:

Facsimile:

Ladies and Gentlemen:
          The undersigned, refers to the Credit Agreement dated as of December 20, 2007 (the “Credit Agreement”), pursuant to which you have made a term loan (the “Loan”) available to us. Capitalized terms used herein without definition shall have the meanings given such terms in the Credit Agreement or the Note referenced therein. Pursuant to the Credit Agreement, we hereby give you notice that we hereby irrevocably request an Advance under the Loan and in that connection set forth below the following information relating to such Advance (the “Proposed Advance”):
          (i) The Business Day of the Proposed Advance is December 20, 2007
          (ii) The amount of the Proposed Advance is US$66,000,000.00
          (iii) The interest rate applicable to the Proposed Advance is:
                               LIBOR Rate plus the LIBOR Rate Margin
          (iv) The Interest Period applicable to the Proposed Advance: (Please circle one)
                              [1 month]      [2 months]      [3 months]      [6 months]
          We hereby certify that all of the representations and warranties contained in the Note and the other Credit Documents delivered in connection therewith are true and correct as of the date hereof and no Default or Event of Default currently exists.

Very truly yours,

Name:

Signature:

EXHIBIT B

			Top-Up	Sell-Out
	Type of Pledged Collateral	Loanable Value	Value	Value
1.	[Cash & Cash Equivalents consisting of insured certificates of deposit issued by a commercial bank that is a member of the Federal Reserve System	100% (remaining tenor less than 12 months)	101%	101%
		90% (remaining tenor equal or greater than 12 months	93%	93%
2.	Margin Stock (Purpose Credit Collateral)	50%	57%	67%
3.	U.S. Government Obligations (Direct or Guaranteed)
	a. Treasury bills and zeros (remaining tenor less than 12 months.)	100%	101%	101%
	b. Floaters and straights (remaining Tenors less than 12 months.)	95%	96%	98%
	c. Straights (remaining tenor equal to or greater than 12 months but less than 5 years.)	90%	93%	95%
	d. Zeros (remaining tenor equal to or greater than 12 months but less than five years.)	85%	89%	92%
	e. Straights (remaining tenor equal to or greater than 5 years but less than 10 years.)	85%	89%	92%
	f. Straights (remaining tenor equal to or greater than 10 years.)	75%	80%	86%
	g. Zeros (remaining tenor equal to or greater than 5 years but less than 10 years.)	70%	76%	82%
	h. Zeros (remaining tenor equal to or greater than 10 years but less than 20 years.)	60%	67%	75%
4.	Corporate Debt Obligations and State and Municipal Obligations (S&P rated BBS - or higher.)	80%	84%	89%
	a. Floaters with semi-annual coupons (no tenor limitations.)	90%	93%	95%
	b. Straights or zeros (remaining tenor less than 12 months.)	90%	93%	95%
	c. Straights (remaining tenor equal to or greater than 12 months but less than 5 years.)	85%	89%	92%
	d. Zeros (remaining tenor equal to or greater than 12 months but less than 5 years.)	80%	84%	89%
	e. Straights (remaining tenor equal to or greater than 5 years but less than 10 years.)	80%	84%	89%
	f. Straights (remaining tenor equal to or greater than 10 years.)	70%	76%	82%
	g. Convertibles	70%	76%	82%
	h. Zeros (remaining tenor equal to or greater than 5 years but less than 10 years.)	65%	71%	79%
	i. Zeros (remaining tenor equal to or greater than 10 years)	50%	57%	67%
5.	New York Stock Exchange listed securities	70%	76%	82%

6.	American Stock Exchange listed securities	50%-70%	58%-76%	67%-82%

7.	NASDAQ listed securities	50%-70%	57%-76%	67%-82%

8.	HOMEX* MM — an equity traded on the Mexican Bolsa	50%	69%	77%

CITIBANK, N.A.
PRIVATE BANKING GROUP
TIME NOTE

LIBOR RATE	DATE: January 14, 2008
(In this Note, the words “I”, “me”, “my” and “mine” mean each and all who sign it. The words
“you”, and “yours” mean Citibank, N.A., or any other owner of this Note)
1. PROMISE TO PAY. For value received, I promise to pay at your office located at 153 East 53rd Street, New York, New York 10043, to the order and for the account of your Nassau, Bahamas, branch, Thompson Boulevard, Oakes Field, Nassau, Bahamas, or such other branch or office as you may subsequently designate, the principal sum of Sixty Six Million United States Dollars (US$66,000,000.00), plus simple interest on the outstanding principal balance of this loan (the “Loan”) at the rate per annum determined as set forth below, from and including the date hereof, until this loan is paid in full. Each payment under this Note shall be made in lawful money of the United States (in freely transferable U.S. Dollars).
Payment Schedule for Principal. Principal shall be payable in full on January 12, 2009.
2. INTEREST. I promise to pay simple interest on the outstanding principal balance of this Note on demand and in any event on the last day of each Interest Period and on the day during such Interest Period which occurs three months after the first day of such Interest Period at an interest rate per annum equal at all times during each Interest Period to .49% per annum above the 1, 3, 6 or 12 Months Libor Rate (as defined below) for such Interest Period. “1, 3, 6 or 12 Months Libor Rate” means, as to each Interest Period, the rate of interest per annum at which deposits of U.S. Dollars are offered by your main office in London, England to prime banks in the London interbank market at 11:00 a.m. (London time) two Business Days (as defined below) before the first day of such Interest Period for a period equal to such Interest Period, adjusted for Eurodollar reserves. Each “Interest Period” shall be a 1, 3, 6 or 12 - months period beginning on December 20, 2007, and on the last day of the immediately preceding Interest Period, provided, however, that, if the last day of any Interest Period would otherwise be a day which is not a Business Day, such Interest Period shall be extended to end on the next following Business Day, but if such extension would cause such Interest Period to end in a new calendar month, such Interest Period shall be shortened to end on the next preceding Business Day, and provided further, however, that if the first day of any Interest Period occurs on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month. Interest on past due principal hereof shall be payable at the rate of 4.00% per annum over the Base Rate. Interest shall be computed on the basis of a 360-day year for the actual number of days (including the first day but excluding the last day) elapsed, but in no event shall it be greater than the maximum interest rate permitted by applicable law. You may, without notice to me, debit any of my accounts booked with or through you in payment of interest due hereunder from time to time. “Business Day” means a day on which national banks in New York City are not required or permitted to be closed and which dealings in U.S. Dollars are carried on in the London interbank market. “Base Rate” means the rate of interest announced publicly by Citibank, N.A. in New York City from time to time as its base rate.

3. PREPAYMENTS. I may prepay this Note in full or in part on five Business Days’ notice to you, provided that partial prepayments shall be in multiples of U.S. $100,000.00, and that each prepayment shall be accompanied by accrued interest on the amount so prepaid, and (unless prepaid on the last day on an Interest Period) by any amounts required to compensate you for any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by you to fund or maintain the loan made under this Note or otherwise as a result of such prepayment, a certificate by you to me stating such amounts being conclusive.
4. CHANGE IN LAW. (a) If any change in applicable law or regulations or in the interpretation thereof by any governmental authority charged with the administration thereof shall make it unlawful, or any central bank or other authority shall assert that it is unlawful, for you to continue to maintain or fund the outstanding principal amount of this Note, I shall immediately, upon demand, prepay in full the then unpaid principal amount of this Note, together with accrued interest thereon and payment of any amounts required to compensate you for any additional loss (including anticipated profits), cost or expense which you may incur as a result of such prepayment (as aforesaid), (b) If, due to any change in applicable law or regulations or in the interpretation thereof by any governmental authority charged with the administration thereof or the compliance with any guideline or request from any central bank or other authority (whether or not having the force of law), there shall be imposed, modified, or deemed applicable any reserve, special deposit or similar requirements against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds for advances by you, or shall impose on you any other condition regarding this Note, and the result of any of the foregoing events is to increase the cost to you of maintaining or funding the outstanding principal amount of this Note, then upon demand I shall pay to you from time to time additional amounts which shall compensate you for such increased cost, (c) If the introduction of, or any change in, or in the interpretation of, any law or regulation or the compliance with any guideline or request from any central bank or other authority (whether or not having the force of law) promulgated or made after the date hereof affects or would affect the amount of capital required or expected to be maintained by you or any corporation controlling you and you determine that the amount of such capital is increased by or based upon the existence of this Note, then, upon demand I shall pay you additional amounts sufficient to compensate you for the effects of such law, regulation, guideline or request. In each case under (a), (b) and (c), A certificate as to such shall pay you additional amounts submitted to me by you shall be conclusive and binding for all purposes.
5. SECURITY AND RIGHT OF SETOFF. To protect you if I default on this Loan or on any other debt or performance I owe you while this Loan is unpaid (these debts and performances, whether existing now or to arise in the future, and owed directly, in the form of a guaranty, or in some other way, are referred to as my “Obligations”), (a) any prenda caucion agreement or security agreement signed or to be signed by me or any third party for my Obligations shall secure this Note, and (b) upon my default on any such Obligations, you may without notice to me, set off and apply the amounts in my accounts (including custody accounts) with you to whatever I owe you, irrespective of whether or not you shall have made any demand for payment and although such Obligations may be unmatured.

6. FINANCIAL STATEMENTS / BOOKS AND RECORDS. I agree to furnish you with a true and complete personal financial statement upon any adverse change in my financial condition and upon your request. I will give you reasonable access to and give you the right to inspect my books and records upon reasonable request.
7. TAXES. (a) Any and all payments made by me hereunder shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto (the “Taxes”). If I shall be required by any law to make any such deduction from any payment hereunder, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this section) you receive an amount equal to the sum you would have received had no such deductions been made, (ii) I shall make such deductions and (iii) I shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, (b) In addition, I agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to any instrument delivered hereunder (hereinafter referred to as “Other Taxes”), (c) I will indemnify you for the full amount of Taxes or Other Taxes (including without limitation any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this section) paid by you or any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date you make written demand therefore, (d) Within 30 days after the date of any payment of Taxes, I will furnish to you the original or a certified copy of a receipt evidencing payment thereof. If no Taxes are payable in respect of any payment, I will furnish to you upon request a certificate from each appropriate taxing authority, or an opinion of counsel acceptable to you, in either case stating that such payment is exempt from or not subject to Taxes, (e) Without prejudice to the survival of any other of my agreements hereunder, my agreements and obligations contained in subsections (a) through (d) above shall survive the payment in full of principal and interest hereunder.
8. DEFAULT. I will be in default under this Note if any of the following should happen at any time:
(a) I fail to pay within 5 days when due any amount payable under this Note or fail to pay or perform when due any Obligation;
(b) I fail to pay a judgment in excess of $500,000 or its equivalent;
(c) I default in the payment to any of my creditors of any amount in excess of $100,000 (or its equivalent);
(d) I or anyone guaranteeing or giving collateral for this Note (a “Guarantor”) or any Material Person die(s) or become(s) incompetent or my/his business fails;

(e) I or any Guarantor or Material Person become(s) insolvent or any proceeding in bankruptcy or insolvency is started anywhere by or against me, or by or against any Guarantor or Material Person;
(f) I or any Guarantor or Material Person make(s) an assignment for the benefit of creditors;
(g) Any property of mine, of any Guarantor or Material Person, is attached or becomes subject to court order or subpoena anywhere;
(h) Any of the covenants, terms or conditions of this Note, my Obligations, or any guaranty or security agreement for the Obligations is not observed or complied with;
(i) There is a material adverse change in my or any Guarantor’s or Material Person’s financial condition or operations;
(j) You consider any of my Obligations insecure or any guaranty, collateral or security for my Obligations unsafe, insecure or insufficient;
(k) Any governmental authority or any person or entity acting or purporting to act under governmental or judicial authority takes any action to condemn, seize, material or appropriate or to assume custody or control of any property of mine or of any Guarantor or Material Person, or to curtail my authority in the conduct of my business or the authority of any Guarantor or Material Person in its business; or
(l) Any representation by me or any Guarantor or Material Person proves to have been false when made. In this section, Material Person means my or any Guarantor’s beneficial owners, settlers, or other affiliates.
9. CONSEQUENCE OF DEFAULT. If I am in default, you may declare the principal amount outstanding under this Note, all interest thereon and all other amounts payable under this Note to be immediately due and payable, whereas all such principal, interest and other amounts will become immediately due and payable without your having to give me any notice or demand payment from me. If this Note is so declared due and payable on a day other than the last day of an Interest Period, I will also pay you on demand any amounts required to compensate you for any loss (including loss of anticipated profits), cost or expense incurred by reason of liquidation or reemployment of deposits or other fund acquired by you to fund or maintain the loan made under this Note or otherwise as a result of this Note becoming due prior to the end of an Interest Period, a certificate by you to me stating such amounts being conclusive. At your option, my Obligations owed to you will also become due and payable, also without notice or demand.
10. REMEDIES. If I am in default, you have all the rights and remedies available to you under law, and under any applicable security agreement in your favor.
11. EXPENSES. I will be liable for all reasonable costs, expenses, penalties and fees (including legal fees and expenses) related to preserving or enforcing your rights, or collecting, hereunder.

12. INFORMATION EXCHANGE; TRANSFER. You may exchange information about this Note, any related security agreement and other documents with your subsidiaries, affiliates and proposed transferees. You may transfer this Note and deliver to the transferee(s) any or all of the property you are holding as security so long as there is no additional cost to me as a result pursuant to Section 6 herein or otherwise. The transferee will then have all your rights and powers under this Note and any guarantee or security agreement and will take over all your liabilities and responsibilities for all of the property transferred and you will have no further liabilities and responsibilities for such property. I may not transfer or assign this Note.
13. WAIVER; DELAY IN ENFORCEMENT. I specifically waive any legal requirements of presentment for payment, demand, notice of dishonor and protest of this Note. You may delay enforcing any of your rights without losing them.
14. APPLICABLE LAW; SUBMISSION TO JURISDICTION; WAIVER OF IMMUNITY. I agree that this Note shall be governed by and construed in accordance with the laws of the State of New York. I irrevocably submit to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Note, and I irrevocably agree that all claims related to such action or proceeding may be heard and determined in such courts. I irrevocably waive the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. I also irrevocably consent to the validity of service of any and all process in any such action or proceeding by the mailing or hand delivery of copies of such process to me at the address below. I agree that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. I intend my Obligations to be commercial in nature. If I have or later acquire any immunity from the jurisdiction of any court or from any legal process (service or notice, attachment before judgment, attachment for execution, execution or other) with respect to me or my property, I hereby irrevocably waive such immunity with respect to my Obligations.
15. AMENDMENTS OR CHANGES. The terms of this Note and my Obligations may not be changed unless the change is stated in a writing signed by you, and your rights cannot be waived except by your written waiver.
16. OBLIGATIONS OF OTHERS. My obligations under this Note will also be binding on my heirs, executors, successors, and legal representatives.
17. MORE THAN ONE SIGNER. If there is more than one signer of this Note, each signer is separately as well as together with the others, responsible for complying with all its terms and conditions. A release of any signer from the obligations of this Note will in no way release any other signer from his or her obligations.
18. ORGANIZATIONS. If this Note is signed on behalf of an organization (corporation, trust, partnership, international agency or other), the word “I” shall be deemed to mean such organization. Such organization and each individual signing for such organization warrants and represents that all necessary action required by its charter, bylaws, or other governing agreements, including shareholders’ consent, has been taken to authorize the execution of the

Note, and that this Note represents the legal, valid and binding obligation of such organization enforceable in accordance to its terms.
19. JUDGMENT. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency (“the first currency”) into another currency (“the second currency”), the rate of exchange which shall be applied shall be that at which you could purchase the first currency with the second currency in New York City at 11:00 a.m. (New York City time) on the Business Day preceding that on which final judgment is given. My obligation in respect of any such sum due from me to you hereunder shall, notwithstanding any judgment in such other currency, be discharged only to the extent that on the Business Day following receipt by you of any sum adjudged to be due hereunder in the second currency, you may, in accordance with normal banking procedures, purchase the first currency with the second currency and, if the first currency so purchased is less than the sum originally due to you in the first currency, I agree, as a separate obligation and notwithstanding any such judgment, to indemnify you against such loss.
20. WAIVER OF JURY TRIAL. YOU AND I IRREVOCABLY WAIVE ANY RIGHT EITHER OF US MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM RELATED TO THIS NOTE OR ANY SECURITY AGREEMENT RELATED TO THIS NOTE.

Name:	Eustaquio Tomas de Nicolas Gutierrez	Name:	Jose Ignacio de Nicolas Gutierrez
Signature:		Signature:

Address:		Address:

Name:	Gerardo de Nicolas Gutierrez	Name:	Julian de Nicolas Gutierrez

Signature:		Signature:

Address:		Address:

Name:	Ana Luz de Nicolas Gutierrez	Name:	Juan Carlos Torres Cisneros
Signature:		Signature:

Address:		Address: